EXHIBIT 23.1


                      CONSENT OF INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "Experts" in the Registration Statement on Form S-3 and the related Prospectus of PRT Group Inc. for the registration of 12,151,778 shares of its common stock and to the incorporation by reference therein of our report dated January 31, 2000, except for paragraph 1 of Note 16 and Note 17, as to which the date is April 14, 2000, with respect to the consolidated financial statements and schedule of PRT Group Inc included in its Annual Report (Form 10 K) for the year ended December 31, 1999, filed with the Securities and Exchange Commission.

                                           /s/ Ernst & Young LLP

New York, New York
May 5, 2000